UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2009
R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-07155 (Commission File Number)	13-2740040 (IRS Employer Identification No.)

1001 Winstead Drive, Cary NC	27513
(Address of principal	(Zip Code)
executive offices)
Registrant’s telephone number,
including area code:
(919) 297-1600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)
2009 Long-Term Incentive Program
On March 9, 2009, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of R.H. Donnelley Corporation (the “Company”) approved the 2009 Long-Term Incentive Program (the “2009 LTIP”) for the Company.
The 2009 LTIP is a cash-based plan designed to provide long-term incentive compensation to participants based on the achievement of performance goals designated by the Committee pursuant to the Company’s 2005 Stock Award and Incentive Plan. The Committee administers the 2009 LTIP in its sole discretion and may, subject to certain exceptions, delegate some or all of its power and authority under the 2009 LTIP to the Chief Executive Officer or other executive officer of the Company.
Participants in the 2009 LTIP consist of (i) such executive officers of the Company and its affiliates as the Committee in its sole discretion may select from time to time and (ii) such other employees of the Company and its subsidiaries and affiliates as the Chief Executive Officer in his sole discretion may select from time to time.
The amount of each award under the 2009 LTIP will be paid in cash and is dependent upon the attainment of certain performance measures related to the amount of the Company’s cumulative free cash flow for the 2009, 2010 and 2011 fiscal years (the “Performance Period”). Participants who are executive officers of the Company, and certain other participants designated by the Chief Executive Officer, are also eligible to receive a payment upon the achievement of a restructuring, reorganization and/or recapitalization relating to the Company’s outstanding indebtedness and liabilities (the “Specified Actions”) during the Performance Period. Payments will be made following the end of the Performance Period or the date of a Specified Action, as the case may be.
Awards granted to executive officers under the 2009 LTIP (and to certain other participants designated by the Chief Executive Officer) will continue to be paid, subject to the applicable performance conditions, in the event the participant’s employment is terminated by the participant with Good Reason (as such term is defined in the 2009 LTIP), by the Company without Cause (as such term is defined in the 2009 LTIP) or as a result of the participant’s death or disability. Such payment will be made as if the participant had remained employed with the Company through the applicable payment date under the 2009 LTIP, subject to the achievement of the applicable performance conditions. If any participant’s employment with the Company is terminated under any other circumstances, any unpaid amount under the 2009 LTIP will be forfeited.
Executive Severance Policy
Also on March 9, 2009, the Committee approved an amendment to the Company’s Severance Plan-Senior Vice President (the “SVP Plan”), which provides that any amendment or termination of the SVP Plan that results in a reduction or termination of any plan benefits will not apply to any employee who is a participant immediately before the date of the amendment or termination.
As amended, the SVP Plan provides benefits to senior vice presidents of the Company and its affiliates, together with certain more senior officers who do not have employment agreements, in the event of termination of their employment under the circumstances described in the SVP Plan. The Employee Benefits Committee of the Company administers the SVP Plan in its sole discretion.
Under the SVP Plan, if an eligible employee’s employment is terminated either (i) by the Company for reasons other than Cause (as such term is defined in the SVP Plan) or (ii) by the employee for Good Reason (as such term is defined in the SVP Plan), and the employee’s employment is not terminated within two years following a Change in Control (as such term is defined in the SVP Plan) of the Company, the employee will generally be entitled to a lump sum cash payment equal to 78 weeks of pay plus one and one half times such employee’s target bonus, continuing health benefits under COBRA and basic life insurance premiums for 18 months, and a prorated bonus for the year of termination, based on the achievement of applicable performance conditions.
If the employee’s employment is terminated in either of the instances described in clauses (i) and (ii) above within two years following a Change in Control of the Company, the employee will generally be entitled to a lump sum cash payment equal to 104 weeks of pay plus two times such employee’s target bonus, continuing health benefits under COBRA and basic life insurance premiums for 18 months, and a prorated bonus for the year of termination, based on the achievement of applicable performance conditions.
An eligible employee who is reemployed by the Company or one of its affiliates during the 78-week period following termination of employment, or the 104-week period following a termination that occurs within two years after a Change in Control, is required to repay to the Company a prorated portion of his or her severance benefits paid under the SVP Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. Donnelley Corporation

By: Name:	/s/ Mark W. Hianik Mark W. Hianik
Title:	Senior Vice President, General Counsel and Corporate Secretary
Date: March 13, 2009

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